Exhibit 99.1

   WILD OATS MARKETS, INC. NAMES GREGORY MAYS INTERIM CHIEF EXECUTIVE OFFICER

     CHAIRMAN OF THE WILD OATS BOARD OF DIRECTORS ASSUMES INTERIM CEO ROLE,
             REPLACING PERRY ODAK WHO HAS RESIGNED FROM THE COMPANY

         BOULDER, Colo., Oct. 25, 2006 /PRNewswire/ Wild Oats Markets, Inc. (NASDAQ: OATS), a leading national natural and organic foods retailer, today announced that its Board of Directors has named Chairman Gregory Mays as the Company's interim chief executive officer following the resignation of Perry Odak. Mays, who will remain Chairman of the Board, will assume the duties of CEO on an interim basis while the Company searches for a permanent replacement.

         Mr. Odak, who became CEO in 2001, resigned on Thursday, Oct. 19, 2006. Mr. Odak resigned in light of the fact that the Company and he were unable to reach agreement on the terms of a new or modified employment agreement. Mr. Mays will take over as CEO effective immediately.

         Mr. Mays, a veteran retail executive, was named Chairman shortly after joining the Wild Oats Board in July 2006. He brings 33 years of retail grocery experience to Wild Oats and will continue in his role as Chairman. He has held numerous senior executive positions in the food retail industry. Mr. Mays previously served in senior executive positions at leading food retail companies, including: Ralphs Grocery Company, Food 4 Less Supermarkets, Alpha-Beta Stores, Alamacs' Supermarkets and Cala Foods. Mr. Mays currently serves on the boards of Pathmark Supermarkets, Inc., Source Interlink Companies and Simon Worldwide, Inc.

         The Company also announced the formation of an Executive Committee of the Board of Directors consisting of Brian Devine and John Shields who will consult with, assist and support Mr. Mays in his interim role.

         Mr. Devine, a well-known and established executive in the retail industry, has been a director of the Company since 1997 and is chairman of Petco Animal Supplies, Inc. He serves on the Boards of the Retail Industry Leaders Association, the National Retail Federation, Students in Free Enterprise, Georgetown University, the San Diego Padres and the San Diego International Sports Council.

         Mr. Shields, an accomplished retail food executive, has been a member of the Board of Wild Oats Markets since 1996 and served eight years as non-executive Chairman. He had been president and chief executive officer of First National Supermarkets, where he served for 10 years. He was also non-executive chairman of Homeland Stores and Delray Farms.

         "We are grateful for the leadership and direction provided by Mr. Odak during his time here. He stepped in during a difficult period, executed a successful turnaround and helped establish the Company as a true lifestyle brand," said Mr. Mays. "My colleagues Brian Devine, John Shields and I are united in our goal to ensure that Wild Oats will have the tools needed to continue to grow the business. As a major natural and organic food retailer in the industry, we will continue to focus on building meaningful connections with our customers."

         "We are in the process of establishing a timetable to name a new CEO," said Mays. "We plan to commence a diligent search that will identify a candidate who understands our customer base and will lead this Company and brand into its next phase of growth."

         Wild Oats Markets, Inc. is a nationwide chain of natural and organic food markets in the U.S. and Canada. With annual sales of more than $1.1 billion, the Company currently operates 114 stores in 24 states and British Columbia. The Company's natural food stores include Wild Oats Natural Marketplace, Henry's Farmers Market, Sun Harvest and Capers Community Markets. For more information, please visit the Company's website at www.wildoats.com.